                 OPTION AGREEMENT FOR MICHIGAN

        OPTION AGREEMENT (the "Agreement") dated January 1, 1995, by and between POLLO FRANCHISE, INC. ("Optionor") and CARROLS CORPORATION ("Optionee"), whose principal place of business is located at 968 James Street, Syracuse, NY 13203.

BACKGROUND:

        A. Optionor, as Franchisor, and Optionee, as Developer, have entered into that certain Area Development Agreement ("Area Development Agreement" dated of even date with this Agreement) pursuant to which Optionor granted Optionee development rights for Pollo Tropical restaurants in the Protected Territory (as defined in the Area Development Agreement).

        B. Optionee has requested Optionor to grant it an option (the "Option") to enter into an additional area development agreement in the form attached hereto as Exhibit "A" (the "Additional Area Development Agreement") (provided that any renewal or extension of the initial development schedule the parties agree upon, if any, for the Additional Area Development Agreement shall be determined by the parties at the time of agreement of the initial development schedule and further provided that the parties shall endeavor in negotiating any renewal or extension of the initial development schedule to provide for continuing exclusivity to Developer in the Additional Protected Territory, as defined below, so long as Developer complies with its past and continuing development and other obligations under the Additional Area Development Agreement),, pertaining exclusively to that certain development territory in the State of Michigan, more specifically described in the map attached to this Agreement as Exhibit "B" (the "Additional Protected Territory").

        C. Optionor desires to grant, and Optionee desires to receive, the Option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree that the foregoing recitals are true and correct and further agree as follows:

I.      Grant of Irrevocable Option/Option Payment

        Optionor hereby irrevocably grants to Optionee an Option to enter the Additional Development Agreement on the terms and conditions set forth in this Agreement. In consideration of such grant, Optionee shall pay to Optionor simultaneously with the execution of this Agreement the sum of Ten Thousand Dollars ($10,000). Such sum shall be considered fully earned and nonrefundable upon the execution of this Agreement.

II.     Term of Option/Termination

        Subject to the terms of this Agreement and unless sooner terminated as provided hereunder, the Option shall remain in full force and effect for a period (the "Term") which shall commence on the date of this Agreement and shall end on the earlier of (a) the third anniversary of the date of this Agreement, or (b) 183 days from the date the Optionor or any franchisee of the Optionor
      other than Optionee shall commence construction of a 5th Pollo Tropical restaurant in the Detroit Metropolitan Statistical Area ("MSA").

Ill.    Protected Development Rights

        Except as otherwise contemplated in this Agreement, during the period Optionee may exercise the Option hereunder, Optionor shall not open, nor grant any third party the right to open, a Pollo Tropical restaurant in the Additional Protected Territory.

IV.     Exercise of the Option

        Optionee may exercise the Option only by delivering to Optionee a written notice of the exercise of the Option which shall contain the following:

        (a) A proposed development schedule of up to five (5) years (the "Proposed Development Schedule") specifying the total number of Pollo Tropical restaurants to be opened in the Additional Protected Territory, and the time periods in which the respective Pollo Tropical restaurants shall be opened; and

        (b) An executed Additional Development Agreement complying with the terms and conditions of this Agreement.

V.      Optionor's Approval of Option Exercise

        Notwithstanding anything set forth in this Agreement to the contrary, Optionee's effective exercise of the Option granted herein is expressly made subject to and conditional upon (a) the Optionee being in full compliance with its obligations under the Area Development Agreement and the Developer maintaining the right to all Designated Territories thereunder; (b) the Proposed Development Schedule being satisfactory (with respect to both the total number of outlets to be opened in the Additional Protected Territory, and the time periods concerning their respective openings) to the Optionor in its good faith discretion; and (c) the payment of the applicable fee required under Section II.A. of the Additional Area Development Agreement (which the parties agree shall be the same amount as the initial fee paid upon execution of the Area Development Agreement ($120,000), and which shall be credited against the initial franchise fees in the order owed to Optionor under the Additional Area Development Agreement). No cumulation of Franchised Restaurants opened under any area development agreements shall be considered in determining fees owed under any other area development agreement. In the event that the Optionor does not deem the Proposed Development Schedule to be satisfactory in its good faith discretion, it shall provide written notice to Optionee informing it to such effect and the parties shall thereupon commence good-faith negotiations to establish a development schedule that is mutually satisfactory. Failure of conditions (a)-(c) to be satisfied prior to the expiration of the Term, other than from the failure of Optionor to undertake negotiations in good faith of any proposed development schedule from the Optionee, shall result in the expiration of the Option, and all other rights of Optionee with respect to the Additional Development Territory, except as specified in Section VI. Nothing in this Agreement shall require Optionor to undertake or continue negotiations after the expiration of the Option.

VI.     Right of First Refusal

        Without limiting any other rights of Optionor, from time to time, Optionor may (i) during the Term offer and enter into single unit franchise agreements (but only for "Captive Special Sites," as defined in the Area Development Agreement), and (ii) after the Term offer and enter into single unit franchise agreements and multiple unit development rights, with one or more independent third parties for Pollo Tropical restaurants anywhere in the Additional Protected Territory, without restriction, except as follows:

        In the event that the Optionee has complied with the condition in
Section V. (a) above, and continues to do so, but the parties have not entered into the Additional Area Development Agreement, Optionee, for the eighteen (18) month period immediately following the termination or expiration (whichever is earlier) of the Term (such 18 month period referred to as the "Right of First Refusal Period"), shall have a right of first refusal relating to any bona fide offer to Optionor from any independent third party for Optionor to grant exclusive area development rights for Pollo Tropical restaurants anywhere in the Additional Protected Territory. Such right may be exercised solely by Optionee entering into a binding agreement with Optionor on the same terms as offered to Optionor by any third party, within 30 days of Optionor presenting such offer to Optionee. If Optionee fails to accept such offer from Optionor within such period, Optionor may thereafter grant such area development rights to any third party on substantially the same terms as offered to Optionee. However, In the event a third party shall fail to enter into a binding agreement with Optionor on substantially the same terms as offered to Optionee, within 90 days of the offer to the Optionee, Optionee's right of first refusal shall be revived through the end of the Right of First Refusal Period.

VII.    Cross-Default

        The occurrence of an event of default (subject to any applicable notice and/or cure provision) by Optionee under any other area development agreement with Optionor (now or hereafter arising) shall constitute an event of default under this Agreement. Notwithstanding anything herein to the contrary, any termination of any such other area development agreement due to the default of Developer thereunder shall result in the concurrent termination of this Agreement and all of Optionee's rights hereunder.

VIII.   No Assignment

        Except as part of a simultaneous transfer of all of its rights as Developer as permitted under the Area Development Agreement, Optionee shall not assign, transfer, convey or otherwise dispose of any of the rights conferred upon it under this Agreement. Any attempt to so assign, transfer, convey, or otherwise dispose of any of such rights in contravention of this section shall be null and void.

IX.     Notices

        Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, or sent by nationally recognized courier service, to the respective parties at the following addresses:

      Notices to Optionor:   POLLO FRANCHISE, INC.
                       7300 N. Kendall Drive,
                       Eighth Floor
                       Miami, Florida 33156
                       Attn: Larry Harris, President

Copy to:

                       Ronald N. Rosenwasser, Esq.
                       Ronald N. Rosenwasser,.P.A.
                       One Boca Place, Suite 234W
                       2255 Glades Road
                       Boca Raton, FL 33431

Notices to Optionee:   At the address specified on
                       Page 1 of this Agreement.

Copy to:

                       Joseph Zirkman, Esq.
                       CARROLS CORPORATION
                       968 James St.
                       Syracuse, NY 13203

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; or (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal or courier authorities as not deliverable, as the case may be, if mailed or sent by courier.

X.      AMENDMENTS

        This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and may not be amended, modified, supplemented, or changed orally but only by an agreement in writing signed by the party against whom enforcement of any such amendment, modification, supplement, or change is sought and making specific reference to this Agreement.

Xi.     APPLICABLE LAW

        A. This Agreement takes effect only upon its acceptance and execution by Optionor in Miami, Florida and shall be interpreted and construed under the laws of such state, without regard to principles of conflict of laws.

        B. This agreement is entered into in Dade County, Florida and any action sought to be brought by either party for the purpose of enforcing the terms and provisions hereof, except as otherwise provided in Section XIII, below, shall be brought in the United States District Court (Eleventh Circuit), Southern District, or Circuit Court of the State of Florida in Dade County, and parties do hereby waive all questions of personal jurisdiction or venue for the purposes of carrying out this provision.

      XII.    ENFORCEMENT COSTS

        If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach-h, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees include paralegal fees, administrative costs, investigative costs, costs of expert witnesses, court reporter fees, sales and use taxes, if any, and all other charges billed by the attorneys to the prevailing party.

XIII.   ARBITRATION

        Any claim arising out of or relating to this Agreement, or any breach thereof, shall be submitted to arbitration in Dade County, Florida, in accordance with the commercial rules of the American Arbitration Association, and pursuant to the Federal Arbitration Act, and judgment upon the award may be entered in any court having jurisdiction thereof. This arbitration provision shall be deemed to be self-executing and in the event that Optionee fails to appear at any properly noticed arbitration proceeding, award may be entered against Optionee notwithstanding its failure to appear.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year above written.

          POLLO FRANCHISE, INC., Optionor



          By:____________________________




          CARROLS CORPORATION, Optionee



          By:____________________________

                            EXHIBIT A TO THE OPTION AGREEMENT
                FORM OF ADDITIONAL AREA DEVELOPMENT AGREEMENT
                              [See attachment]




                     ****See Area Development Agreement****

                            EXHIBIT B TO THE OPTION AGREEMENT
                DESCRIPTION OF ADDITIONAL PROTECTED TERRITORY
                             [See attachment]